SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 23, 2008

SupportSave Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-143901	98-0534639
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1451 Danville Blvd., Suite 201 , Alamo, CA	94501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (925) 304-4400

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 23, 2008, SupportSave Solutions, Inc. (the “Company”), through SupportSave Investments, LLC, a newly-formed, wholly-owned subsidiary, entered into an agreement with Countrywide Home Loans, Inc., to purchase an office building located in Boca Raton, Florida, for a purchase price of $250,900.

A down payment of $2,500 was made on the property and the balance is due at closing.  The Company has a 10-day period in which to inspect and request repairs to the property. The closing is expected to occur within 30 days after the date of the agreement.

The Company’s current intention is to acquire the property and hold it for future sale. We may also use the property to house staff on work visas, if we accomplish our intention of opening a small operations center in South Florida.  The Company does not have any current arrangement or agreement with respect to the property.

The foregoing is only intended to be a summary of the terms of the Contract for Sale and Purchase and related addendums, and is not intended to be a complete discussion of such documents. Accordingly, the following is qualified in its entirety by reference to the full text of the Contract for Sale and Purchase and related addendums, which are annexed as an Exhibit to this Current Report on Form 8-K.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the completion of acquisition of assets is incorporated by reference into this Item 2.01.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Contract for Sale and Purchase dated October 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SupportSave Solutions, Inc.

/s/Christopher Johns
Christopher Johns
President / CEO

Date: October 27, 2008